EXHIBIT 10.42
DIRECTOR COMPENSATION SUMMARY
Annual Retainer
     Each non-employee director receives $35,000 as an annual retainer.
Meeting Fees
     For each meeting of the board of directors of Performance Food Group Company, a Tennessee corporation, (the “Company”), attended in person a non-employee director receives $1,500. A non-employee director also receives $1,000 for each committee meeting attended in person. A non-employee director receives $750 and $500, respectively, for each board and committee meeting attended by telephone. In lieu of the foregoing committee meeting fees, the chairman of the Audit Committee receives $1,500 for attending audit committee meetings, whether in person or by telephone.
     Directors are also reimbursed for expenses reasonably incurred in connection with their services as directors.
Committee Chairmen and Presiding Director
     The chairman of the Audit Committee receives an annual retainer of $10,000 and the chairmen of the Compensation and Nominating and Corporate Governance Committees receive an annual retainer of $5,000 each. The Presiding Director also receives an annual retainer of $25,000.
Equity Incentives
     The Board of Directors awards each non-employee director 2,500 shares of restricted stock under the terms of the Company’s 2003 Equity Incentive Plan on the date of his or her initial election or appointment to the Board of Directors and awards each non-employee director 2,500 shares of restricted stock under the terms of the Company’s 2003 Equity Incentive Plan annually on the date of the Company’s annual meeting of shareholders. These restricted shares will vest, in each case, on the first anniversary of the date of grant.
Stock Ownership Guidelines
     By the later of (i) August 23, 2008; or (ii) three years from a non-employee director’s initial appointment or election to the Board of Directors, each non-employee director must beneficially own shares of the Company’s common stock having a value equal to at least three times the then annual retainer paid to the Company’s non-employee directors. Shares of restricted stock awarded to a non-employee director shall be included when calculating whether a non-employee director owns the requisite amount of the Company’s common stock under these guidelines, but shares subject to unexercised options will not.

NAMED EXECUTIVE OFFICER COMPENSATION SUMMARY
     Fiscal 2006 discretionary cash incentive payments for the Company’s named executive officers for the one and two-year periods ended December 30, 2006 were as follows:

		CASH INCENTIVE
NAME	TITLE	PLAN AMOUNT
Robert C. Sledd	Chairman	$156,420

Steven L. Spinner	President and Chief Executive Officer	$88,170

Tom Hoffman	Senior Vice President, President and Chief Executive Officer - Customized Division	$270,300

John D. Austin	Senior Vice President and Chief Financial Officer	$173,230

Joseph J. Paterak Jr.	Senior Vice President of Strategy and Support Services	$52,866

Charlotte L. Perkins	Chief Human Resources Officer	$118,500
In addition to their base salaries, these named executive officers are also eligible to:
—	Receive cash bonuses under the Company’s 2007 Cash Incentive Plan;

—	Participate in the Company’s equity incentive programs, which may involve the award of stock options, stock settled stock appreciation rights and/or restricted stock pursuant to the Company’s 2003 Equity Incentive Plan; and

—	Participate in the Company’s broad-based benefit programs generally available to the Company’s employees, including health, disability and life insurance programs and the Company’s 401k plan as well as the Company’s Supplemental Executive Retirement Plan, Executive Deferred Compensation Plan and Senior Management Severance Plan.
     For 2006, the Company made the following contributions to the named executive officers’ accounts under the Company’s Supplemental Executive Retirement Plan:

NAME	TITLE	SERP CONTRIBUTION
Robert C. Sledd	Chairman	$—	(1)

Steven L. Spinner	President and Chief Executive Officer	$29,250

Tom Hoffman	Senior Vice President, President and Chief Executive Officer — Customized Division	$30,349

John D. Austin	Senior Vice President and Chief Financial Officer	$25,526

Joseph J. Paterak, Jr.	Senior Vice President of Strategy and Support	$17,311

Charlotte L. Perkins	Chief Human Resources Officer	$17,805
     The foregoing information is summary in nature. Additional information regarding the named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2007 annual meeting of the Company’s shareholders.
(1) Mr. Sledd voluntarily elected not to participate.